Exhibit 99.1

February 16, 2010

Fellow Piedmont Stockholder,

The purpose of this letter is to announce that Piedmont is now publicly-listed on the New York Stock Exchange (NYSE: PDM). While we have entered into an exciting new chapter in our history, Piedmont is still the same low-leveraged company that it has been since its inception. Our stable financial results over the last three years have reinforced our commitment to the diversified strategy of investing in quality properties in large office markets in the United States. Our current annual dividend of $1.26 per share ($0.42 x 3, to account for the reverse stock split) remains unchanged from prior to the listing of our Class A common stock.

The recent listing on NYSE will provide each stockholder with the flexibility to continue to own their shares of Piedmont or to sell their respective shares according to the timeframe set out in the recently approved recapitalization plan. This transition has understandably raised a number of questions we would like to address regarding NYSE, the reverse stock split, the value of your shares, and the offering.

Why did you decide to list on the NYSE now?

You may remember that we first undertook the time-consuming listing process in mid-2007. However, due to the turmoil in the financial markets and other reasons, we halted this process in the third quarter of 2007. From February 7, 2007, (the peak of public REIT pricing) through February 12, 2010, public REIT stock prices, as reported on the MSCI U.S. REIT Index, have tumbled an average of 53.4%. The second half of 2009, however, witnessed a marked improvement in REIT stock prices, which encouraged us to again move forward with a listing and stock offering on a national exchange. We understand that a lack of liquidity for our stock was difficult for some of our stockholders; therefore, we filed our preliminary prospectus in November 2009, with the purpose of providing all stockholders with a liquidity option. Despite the decline in the stock market in the first few weeks of 2010, we successfully completed our listing on February 10, 2010.

What is the current value of my Piedmont shares?

Our Class A common stock was trading at $16.40 per share at the close of the stock market on Tuesday, February 16th.

Why did you sell additional stock at the Listing?

Concurrent with the listing, we sold approximately 12 million shares of our common stock, representing 7% of our total shares outstanding. This small percentage of our shares was sold to attract large institutional investors which the Board believes will encourage other institutional investors to invest in our company and provide a liquid stock trading market for all of our stockholders.

Can you go over again some of the reasons for the one-for-three reverse stock split?

There are several reasons that prompted the stockholder-approved recapitalization which had the effect of a 1-for-3 reverse stock split, which are described in our proxy statement and other SEC filings. Two of these reasons are as follows:

1.	Our financial advisors and our board of directors believe the conversion of the common stock and the resulting reduction in the number of shares outstanding will have the effect of increasing the price per share of our common stock and may increase interest in the trading of our common stock and improve its marketability and liquidity.

2.	The reduction in shares has also had the added benefit of saving the Company money on listing fees. The NYSE charges annual fees to listed companies based upon the number of shares outstanding. As a result of this reverse stock split, the reduction in the number of shares outstanding is expected to save the Company approximately $250,000 annually.

What has happened to commercial real estate prices since our last appraisal?

Our last estimated net asset value of $22.20 per share ($7.40 per share on a pre-split basis) was performed on our assets as of December 2008 and announced in March 2009. According to the NPI Office Index (an index of privately-held commercial office building performance), the appraised value of commercial office buildings declined by 24.3% in 2009. We believe this valuation decline throughout the commercial real estate industry has had an adverse impact on our current stock price.

In conclusion, we acknowledge that the last few years have been difficult on all investors, particularly those in the real estate sector. Nonetheless, we continue to believe in the long-term prudence of these core principles:

•	Investing in a diversified portfolio of Class A properties with creditworthy tenants;

•	Limiting the amount of debt utilized;

•	Maintaining a strong balance sheet; and,

•	Endeavoring to pay an attractive dividend.

If you would like to learn more about the recapitalization plan or review our prospectus, proxy and other ‘34 Act disclosures, please review them on our Web site at “www.piedmontreit.com” or call an Investor Relations Specialist at 800-557-4830. We look forward to continuing to work for you. Thank you for your support of Piedmont.

Respectfully,

/s/ W. Wayne Woody	/s/ Donald A. Miller, CFA

W. Wayne Woody	Donald A. Miller, CFA
Chairman of the Board	Chief Executive Officer

Piedmont Office Realty Trust, Inc.

11695 Johns Creek Parkway, Suite 350, Johns Creek, GA 30097    Tel: 770-418-8800    Tel: 866-500-7348    Fax:  770-418-8900

www.piedmontreit.com